Exhibit 2.2


                              CERTIFICATE OF MERGER
                                     MERGING
                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                         a Delaware limited partnership
                                  WITH AND INTO
                 ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP
                         a Delaware limited partnership



     Atlanta Marriott Marquis II Limited Partnership (the "Partnership"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act"), for the purpose of merging with other entities, hereby certifies that:

     1. Constituent Entities. The name and jurisdiction of formation or organization of each of the constituent entities are:

          Name of Entity                                  Jurisdiction
          --------------                                  ------------

          Atlanta Marriott Marquis Limited Partnership       Delaware
          Atlanta Marriott Marquis II Limited Partnership    Delaware

     2. Approval of Merger. An Agreement and Plan of Merger has been approved and executed by each constituent entity.

     3. Surviving Partnership. The name of the surviving domestic limited partnership is Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership.

     4. Effective Date. The merger shall become effective at 9:00 a.m. on December 31, 1997.

     5. Agreement of Merger on File. The Agreement and Plan of Merger is on file at the following place of business of the surviving domestic limited partnership:

               Atlanta Marriott Marquis II Limited Partnership
               c/o Marriott Marquis Corporation, General Partner
               10400 Fernwood Road
               Bethesda, Maryland  20817

     6. Copy of Agreement Furnished Upon Request. A copy of the Agreement and Plan of Merger will be furnished by Atlanta Marriott Marquis II Limited Partnership, on request and without cost, to any partner of the Partnership or any person holding an interest in any other constituent entity.



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     IN WITNESS WHEREOF, this Certificate of Merger has been duly executed this
30th day of December, 1997, and is being filed in accordance with Section 17-211 of the Act by Marriott Marquis Corporation, the General Partner of the Partnership thereunto duly authorized.




                                   MARRIOTT MARQUIS CORPORATION

                                       By: /s/ Patricia K. Brady
                                          -----------------------
                                          Patricia K. Brady
                                          Vice President